Exhibit 23

Accountants' Consent

The Board of Directors
General Electric Company

We consent to the incorporation by reference in the registration statements (Nos. 33-47500 and 333-23767) on Form S-8 of General Electric Company of our report dated April 21, 2000, relating to the financial statements and supplemental schedules of GE Savings and Security Program as of and for the years ended December 31, 1999 and 1998, which appear in the December 31, 1999 annual report on Form 11-K of General Electric Company.

/s/ KPMG LLP

Albany, New York
June 12, 2000